UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K
CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report

(Date of earliest event reported)	April 3, 2003

1-13859 Commission File Number

AMERICAN GREETINGS CORPORATION (Exact name of registrant as specified in Charter)

Ohio	34-0065325

(State or other jurisdiction of	(I.R.S. Employer Identification No.)
incorporation or organization)

One American Road, Cleveland, Ohio	44144

(Address of principal executive Offices)	(Zip Code)

(216) 252-7300
Registrant’s telephone number, including area code

ITEM 9. Regulation FD Disclosure

Results of Operations and Financial Condition

On April 3, 2003, American Greetings Corporation (“the Corporation”) reported its results for the fourth quarter and year ended February 28, 2003. The Corporation’s earnings release for the fourth quarter and year ended February 28, 2003 is attached as Exhibit 99(a). The attached Exhibit is furnished pursuant to Item 9 and Item 12 on Form 8-K.

The earnings release contains non-GAAP financial measures. For purposes of Regulation G, a non-GAAP financial measure is a numerical measure of a registrant’s historical or future financial performance, financial position or cash flows that excludes amounts, or is subject to adjustments that have the effect of excluding amounts, that are included in the most directly comparable measure calculated and presented in accordance with GAAP in the statement of income, balance sheet or statement of cash flows (or equivalent statements) of the issuer; or includes amounts, or is subject to adjustments that have the effect of including amounts, that are excluded from the most directly comparable measure so calculated and presented. In this regard, GAAP refers to generally accepted accounting principles in the United States. Pursuant to the requirements of Regulation G, the Corporation has provided reconciliations within the earnings release of the non-GAAP financial measures to the most directly comparable GAAP financial measures.

Adjusted EBITDA is presented in the earnings release because management believes that it is of interest to its investors and lenders in relation to its debt covenants, as certain of the debt covenants include adjusted EBITDA as a performance measure. The Corporation defines adjusted EBITDA as earnings before interest expense, income taxes, depreciation, amortization and certain other charges as specified in its debt agreements. Adjusted EBITDA does not represent cash flow from operations, as defined by generally accepted accounting principles in the United States. Adjusted EBITDA should not be considered as a substitute for net income or loss, or as an indicator of operating performance or whether cash flows will be sufficient to fund cash needs.

The other non-GAAP financial measures presented in the earnings release exclude charges related to initiatives that impacted the Corporation’s results last year. These measures are presented because management uses this information excluding these charges in evaluating the results of the continuing operations of the Corporation and believes that this information provides the users of the financial statements a valuable insight into the operating results.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMERICAN GREETINGS CORPORATION

By: /s/ Joseph B. Cipollone

Joseph B. Cipollone Vice President Controller Chief Accounting Officer

April 3, 2003

EXHIBIT INDEX

Exhibit No.
99(a)	Earnings Release – Fourth Quarter and Year Ended February 28, 2003.